UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)OF THESECURITIES EXCHANGE ACT OF 1934

Date of Report: February 15, 2008

BARCLAY ROAD, INC. trading as Other OTC: BCYR.PK
(Exact Name of Registrant as Specified in Its Charter)

WYOMING
(State or Other Jurisdiction of Incorporation)

000-52332	20-5571215
(Commission File Number)	(IRS Employer Identification Number)

2348 Chemin Lucerne Suite 253 Ville Mont Royal, QC	H3R2J8
(Address of Principal Executive Offices)	(Zip Code)

(514) 807-5245
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03    Material Modifications to Rights of Security Holders

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03    Amendment to Articles of Incorporation or Bylaws

On February 15, 2008, Barclay Road, Inc., a Wyoming corporation (the “Company”) received stockholder consent from the holders of more than 50% of the shares entitled to vote in a vote of shareholders, consent for the approval of authorizing the Company to effect a reverse split of the Company’s common stock, with no par value at a ratio of up to one for five hundred. On February 15, 2008, the Company’s Board of Directors approved the implementation of a reverse stock split at a ratio of one-for-fifty.

No Certificate of Amendment to its Certificate of Incorporation with the Wyoming Secretary of State is needed to effect the reverse stock split.

On February 22, 2008, at 5:00 p.m. Eastern Time, the reverse stock split shall become effective. At that time, each fifty (50) outstanding shares of common stock of the Company will be combined into and automatically become one (1) outstanding shares of common stock of the Company. The reverse stock split is expected to reduce the number of outstanding shares of the Company’s common stock from approximately 525,000,000 shares to approximately 10,500,000 shares. No fractional shares will be issued in connection with the reverse stock split, all fractional shares that would have resulted from the reverse split shall be rounded up to the next whole share.

Exhibit Index

EXHIBIT NO.	DESCRIPTION
99.1	Press Release dated February 15, 2008

SIGNATURES

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barclay Road, Inc.

Dated this 15th day of February 2008.	By:	/s/ Herbert Becker
Name Herbert Becker
Title President